EXHIBIT 10.56

MATTEL, INC.

PERSONAL INVESTMENT PLAN

SIXTH AMENDMENT TO THE OCTOBER 1, 2001 RESTATEMENT

W I T N E S S E T H:

WHEREAS, Mattel, Inc. (“Mattel”) sponsors the Mattel, Inc. Personal Investment Plan, as amended (the “Plan”); and

WHEREAS, Mattel desires to amend the Plan to (i) clarify the definition of Eligible Employee and (ii) change the provisions for payment of small accounts in accordance with the mandatory rollover rules of Code Section 401(a)(31)(B); and

WHEREAS, in Section 16.1 of the Plan, Mattel reserved the right to amend the Plan at any time in whole or in part;

NOW, THEREFORE, in order to effect the foregoing, Mattel does hereby declare that the Plan be, and it hereby is, amended, as follows:

1. Effective as of January 1, 2005, Section 2.18(d) of the Plan, regarding exclusions from the definition of Eligible Employee, shall be amended to read as follows:

“(d) any person who is classified by a Participating Company as being in one or more of the following ineligible categories, even if the Participating Company’s classification is incorrect or the person is otherwise determined to be a common law employee of the Participating Company:

(i) Project Employees—persons who the Participating Company classifies as employed to work on discrete projects or creative matters, or the equivalent (such as students or interns), except to the extent the Participating Company, by written notice, elects to extend Plan participation to them;

(ii) Persons Waiving Participation—persons to whom the Participating Company did not extend the opportunity of participating in this Plan, and who, as determined by the Participating Company, agreed to such nonparticipation status;

(iii) Persons Not Classified As Employees for Tax Purposes—persons who the Participating Company does not classify as Employees for federal tax purposes, as evidenced by its failure to withhold employment and income taxes from their compensation, including, without limitation, independent contractors, consultants, persons working for a nonparticipating employer that provides goods or services (including temporary employee services) to the Participating Company, and persons working for an entity for whom the Participating Company provides goods or services;

(iv) Non-Employees Taken into Account for Discrimination Testing or Other Statutory Purposes—persons who are not classified by the Participating Company as its Employees, but who must be taken into account in testing this Plan for discrimination or for other statutory purposes; or

(v) Employees on Terminal Leave—persons who the Participating Company has determined to have permanently ceased to render active services but who it continues to treat as employees for certain purposes, except to the extent the Participating Company, by written notice, elects to extend Plan participation to them.”

2. Effective as of March 28, 2005, Section 8.8(d) of the Plan shall be deleted in its entirety and replaced with the following:

“(d) If a Participant who attained his Normal Retirement Date, or whose Distributable Benefit is subject to mandatory distribution without the Participant’s consent in accordance with Section 8.19 fails to file a direct rollover election with the Committee within ninety (90) days after notice is given, or if the

Committee cannot effect the direct rollover election within a reasonable time after the election is filed due to the failure of the Participant to take such actions as may be required by the eligible retirement plan before it will accept the direct rollover, the Participant’s Distributable Benefit shall be paid to him after withholding applicable income taxes.”

3. Effective as of March 28, 2005, Section 8.14(a)(ii) of the Plan shall be deleted in its entirety and replaced with the following:

“(ii) If a Participant’s employment terminates for any reason other than death and the Committee does not receive the Participant’s properly completed application for the payment or transfer of the Participant’s Distributable Benefit, and such other forms as may be required by the Committee to process the payment or transfer, and the vested value of such Participant’s Accounts at the applicable Valuation Date does not exceed $1,000, including that portion of the Participant’s Distributable Benefit that is attributable to the Participant’s Transfer/Rollover Account, or, prior to March 28, 2005, such value does not exceed $5,000 excluding that portion of the Participant’s Distributable Benefit that is attributable to the Participant’s Transfer/Rollover Account, then, in either of such events, the applicable Valuation Date shall be the Valuation Date coinciding with or next following the expiration of a reasonable period of time after the Participant is furnished with such application and forms, including any tax notice required under Code Section 402(f).”

4. Effective as of March 28, 2005, Section 8.19 of the Plan shall be deleted in its entirety and replaced with the following:

“8.19	Provision for Small Benefits.

Notwithstanding anything in this Article to the contrary, a Participant who terminates employment with the Company and all Affiliated Companies shall receive a distribution of his Distributable Benefit in a single lump sum payment no later than sixty (60) days after the close of the Plan Year in which the Participant’s termination of employment occurs to the extent administratively feasible, provided that the value of such Distributable Benefit (including that portion of the Participant’s Distributable Benefit that is attributable to the Participant’s Transfer/Rollover Account) is equal to or less than $1,000, or for distributions made before March 28, 2005, the value of such Distributable Benefit (excluding that portion of the Participant’s Distributable Benefit that is attributable to the Participant’s Transfer/Rollover Account) is equal to or less than $5,000, determined as of the Valuation Date coincident with or immediately preceding his termination of employment. Such distribution shall be made directly to the Participant after withholding applicable income taxes unless the Participant elects a direct rollover to an “eligible retirement plan” as provided in Section 8.8.”

5. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Mattel has caused this instrument to be executed by its duly authorized officer this 22 day of December, 2005.

MATTEL, INC.

By:	/S/ MICHELLE CHARMELLO
Name:	Michelle Charmello
Title:	VP, Comp & Benefits

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